UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 29, 2014

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NEWFIELD EXPLORATION COMPANY
(Exact name of registrant as specified in its charter)
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Delaware	1-12534	72-1133047
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

4 Waterway Square Place, Suite 100
The Woodlands, Texas 77380
(Address of principal executive offices)

Registrant’s telephone number, including area code: (281) 210-5100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)      On August 15, 2014, Terry W. Rathert, a founder and former Chief Financial Officer of Newfield Exploration Company (the “Company”), retired as Executive Vice President and Senior Advisor.  In recognition of Mr. Rathert’s founding of the Company and over 26 years of dedication and service to the Company, the Compensation & Management Development Committee of the Company’s Board of Directors approved a Retirement Agreement (the “Retirement Agreement”) with Mr. Rathert.  The Retirement Agreement (i) became effective August 29, 2014; (ii) includes a release of claims; (iii) attaches a two-year Non-Compete Agreement; (iv) describes the standard separation benefits to which Mr. Rathert was already entitled to as a result of his employment with the Company; and (v) sets forth the additional separation payments to which Mr. Rathert is entitled as a result entering into the Retirement Agreement and executing the corresponding Non-Compete Agreement.  In consideration for executing the Retirement Agreement and the Non-Compete Agreement, Mr. Rathert is entitled to a total cash payment equal to $2,508,615, payable in accordance with the Retirement Agreement.  The foregoing cash payment includes consideration for Mr. Rathert’s forfeiture of certain restricted stock units in connection with his retirement and his performance during 2014. The material terms of the Retirement Agreement, including the release of claims, the Non-Compete Agreement and the additional separation benefits are all described in the Retirement Agreement, which is filed herewith as Exhibit 10.1, and incorporated herein by reference.

Item 9.01  Financial Statements and Exhibits

(d)	Exhibits
	10.1	Retirement Agreement (the form of Non-Compete Agreement is attached thereto)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWFIELD EXPLORATION COMPANY

Date: August 29, 2014	By:	/s/ John D. Marziotti
John D. Marziotti
General Counsel and Corporate Secretary

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Exhibit Index

Exhibit No.	Description
10.1	Retirement Agreement (the form of Non-Compete Agreement is attached thereto)